EXHIBIT 23.1
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KPMG Peat Marwick LLP



                          INDEPENDENT AUDITORS' CONSENT







The Stockholders and the Board of Directors of T R Financial Corp.:


We consent to incorporation by reference in the Registration Statements
(Nos. 33-65134, 33-77992, 33-77994, 33-65136, 333-25561 and 33-96152) on Form
S-8 of T R Financial Corp. of our report dated January 22, 1998, relating to the consolidated statements of financial condition of T R Financial Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference to the December 31, 1997 Annual Report on Form 10-K of T R Financial Corp.


                                                /s/ KPMG PEAT MARWICK LLP




Jericho, New York
March 27, 1998